EXHIBIT 10.11

UNITED COMMUNITY BANKS
DEFERRED COMPENSATION PLAN

(As Amended And Restated Effective As Of January 1, 2005,
Except Where Otherwise Noted)

          Pursuant to the authorization of its Board of Directors, UNITED COMMUNITY BANKS, INC. (“the Company”), a Georgia Corporation, does hereby amend and restate the United Community Banks Deferred Compensation Plan (the “Plan”), effective as of January 1, 2005, except where a different effective date(s) is indicated for a provision (each such date is referred to as the “Effective Date”), and subject to the transition rules of Section 409A.

          The Plan was initially established effective as of October 21, 2004. Because of changes to the tax laws resulting from the enactment of Section 409A and adoption of related regulations, the Company desires to amend and restate the Plan as of the Effective Date. The purpose of the Plan is to provide specified benefits to a select group of management or highly compensated employees and members of the Board of Directors of the Company or a participating Affiliate who contribute materially to the continued growth, development and future business success of the Company and its Affiliates that participate in this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I
DEFINITIONS

1.1
“401(k) Restoration Deferral” shall mean a deferral of Base Salary and/or Bonus Payments that cannot be deferred under the United 401(k) Plan and, thus, are ineligible for the matching contribution under the United 401(k) Plan.

1.2
“Account” or “Accounts” means the records maintained by the Committee to determine each Participant’s interest under this Plan. The accounts may be reflected as entries in the Company’s (or Employer’s) records, or as separate accounts under a trust, or as a combination of both. The Committee may establish such sub-accounts as it deems necessary for the proper administration of the Plan.

1.3	“Affiliate” means any person, corporation or other entity that controls or is controlled by, directly or indirectly, the Company, as determined by the Committee in its sole discretion.

1.4
“Base Salary” for any Plan Year means the base salary of an Eligible Employee for such Plan Year, including any amounts of base salary deferred or set aside under Code Sections 401(k) and 125, amounts deferred under this Plan or other authorized deferrals and payroll deductions.

1.5	“Beneficial Ownership” shall mean beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

1.6	“Beneficiary” means any person(s), trusts, partnerships or other legal entity(ies) designated by the Participant or otherwise determined in accordance with Section 10.7.

1.7	“Board of Directors” means the Board of Directors of the Company.

1.8
“Bonus Payment(s)” means any bonus amounts awarded to an Eligible Employee under any incentive plan maintained by the Employer, including annual bonus payments, long-term incentive plan payments and special incentive or bonus payments that may be awarded from time to time.

1.9
“Cause” shall mean (i) willful misconduct on the part of a Participant that is materially detrimental to the Company or any Employer; or (ii) the commission by a Participant of a felony. The existence of “Cause” under either (i) or (ii) shall be determined by the Committee. Notwithstanding the foregoing, if the Participant has entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” and/or provides a means of determining whether “Cause” exists, such definition of “Cause” and means of determining its existence shall supersede this provision.

1.10	“Change in Control” means any of the following events:

            (a)    The acquisition (other than from the Company) by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that for purposes of this Section 1.10, Person shall not include any person who as of January 1, 2005 owns ten percent (10%) or more of the Company’s outstanding securities, and a Change in Control shall not be deemed to occur solely because twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained by the Company or any of its Subsidiaries, or (ii) any corporation, which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

            (b)     Consummation by the Company of (1) a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation, or (2) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

            (c)     A change in the composition of the Board such that the individuals who, as of January 1, 2005, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, 2 however, for purposes of this Section 1.10 that any individual who becomes a member of the Board subsequent to January 1, 2005 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.

Notwithstanding anything else to the contrary set forth in this Plan, if (i) an agreement is executed by the Company providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Participant’s employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Plan it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.11	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.12	“Committee” means the Administrative Committee that administers the Plan in accordance with Article VIII.

1.13	“Company” means United Community Banks, Inc., a Georgia corporation, or any successor thereto.

1.14
“Company Securities” means the common stock, par value $1.00 per share, of the Company (“Common Stock”) any other securities of the Company into which a Participant’s Account may be deemed to be invested.

1.15	“Deferral Account” means any account maintained under the Plan for a Participant pursuant to Section 4.2.

1.16
“Director” means a member of the Board of Directors of the Company or the Board of Directors of any Affiliate or an Advisory Director of the Company or any Affiliate, other than any affiliate designated by the Board of Directors of the Company as not eligible to participate in the Plan, provided that Affiliate or Advisory Directors shall be eligible to participate as of May 13, 2005.

1.17
“Director’s Fees” means any retainer, advisory (effective May 13, 2005) and meeting fees payable to the Director by the Company for the Plan Year, before reductions for contributions to or deferrals under this or any other deferred compensation or benefit plans sponsored by the Company.

1.18	“Disability” means the Participant has been determined to be “Disabled” as defined under Section 409A (a)(2)(C) of the Code.

1.19	“Effective Date” means January 1, 2005, except where otherwise noted and subject to the transition rules of Section 409A.

1.20
“Eligible Employee” means for each Plan Year an officer or other key management employee of the Employer designated by the Committee as eligible to participate in the Plan for such Plan Year or portion thereof.

1.21	“Employer” means the Company and any Affiliate other than any Affiliate that shall be designated by the Board of Directors or the Committee as not eligible to participate under the Plan.

1.22	“Employer Contribution Account” means any account maintained for a Participant pursuant to Section 4.3.

1.23	“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.24	“Exchange Act” shall mean the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

1.25	“Fiscal Year” means each twelve month period beginning January 1 and ending the next following December 31.

1.26
“Investment Option” means a deemed investment fund or asset allocation account that is available in accordance with Section 6.1 as the basis to calculate earnings, gains and losses on the amount credited to a Participant’s Account. Effective May 13, 2005, the Committee may establish an Investment Option under which the Participant may direct that amounts credited to the Participant’s Account are deemed to be invested in Company Stock, and effective September 1, 2008, the Committee may establish an Investment Option under which the Participant may direct the amounts credited to Participant’s Account are deemed to be invested in other Company Securities, provided, that the Committee may limit the group or class of Participants that may elect to have their Accounts deemed to be invested in Company Stock or other Company Securities, and may require that any amounts that are deemed to be invested in Company Stock or other Company Securities must remain invested in Company Stock or other Company Securities.

1.27	“Key Employee” shall mean a key employee as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)).

1.28	“Participant” means an Eligible Employee who participates in the Plan in accordance with Article 2 and a Director who participates in the Plan in accordance with Article 3.

1.29	“Person” shall mean any individual, entity or group within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act.

1.30	“Plan” means the United Community Banks Deferred Compensation Plan as set forth in this document and as amended from time to time.

1.31	“Plan Year” means the calendar year.

1.32	“Retirement” means a Participant’s voluntary or involuntary Termination of Employment after attaining age 55 and completing five (5) or more Years of Service or a Participant’s Termination of Service.

1.33	“Section 409A” means Section 409A of the Code, as it may be amended from time to time, and the regulations and rulings thereunder.

1.34
“Termination of Employment” means a Participant’s separation from service with the Employer and the Affiliates for any reason. Transfer of employment among the entities constituting the Employer and the Affiliates shall not be deemed to be a Termination of Employment (even if the Affiliate is not a participating Employer in the Plan).

1.35
“Termination of Service” shall mean the date a Director ceases to serve as a member of the Board of Directors of the Company or any Affiliate, or as an Advisory Director, for any reason including resignation, removal, or the failure to be re-elected by the Company’s shareholders.

1.36
“Trust” means any trust established by the Company that includes the Plan as a plan with respect to which assets are to be held by the Trustee, provided that such trust shall not affect the status of the Plan as an unfunded plan for purposes of Title I of ERISA.

1.37	“Trustee” means the trustee or trustees or their successors under the Trust.

1.38
“United 401(k) Plan” means the United Community Banks, Inc. Profit Sharing Plan, or any successor plan maintained by an Employer that is qualified under Section 401(a) of the Code and includes a Code Section 401(k) feature that allows employees the ability to defer a portion of their compensation. Any reference herein to a provision or term of the United 401(k) Plan shall mean such provision or term as it may be amended from time to time.

1.39	“Valuation Date” means the Annual Valuation Date, December 31, and any other dates selected by the Committee as of which the Participant’s Accounts are valued.

1.40	“Years of Service” means a Participant’s years of service determined in the same manner as under the United 401(k) Plan.

ARTICLE II
EMPLOYEE PARTICIPATION, DEFERRALS AND EMPLOYER CREDITS

2.1	Eligibility

Participation in the Plan shall be limited to Directors and to a select group of management and highly compensated employees of an Employer, as determined by the Committee, in its sole discretion. From that group of employees, the Committee shall determine the individual Eligible Employees who are eligible to participate in the Plan for any Plan Year. The Committee may make such determination by establishing a minimum compensation level or job title for participation or by the use of such other criteria as the Committee deems appropriate for time to time.

2.2	Election to Participate

Each Eligible Employee may elect to participate for the Plan Year, or part of a Plan Year for which he is eligible, by delivering to the Committee a written or electronic notice, at such time and in such form as approved by the Committee, electing to participate and specifying the dollar amount or percentage of Base Salary he elects to defer for such Plan Year (or part of a Plan Year), as a 401(k) Restoration Deferral or otherwise. An election to defer Base Salary for a Plan Year shall be made prior to the commencement of the Plan Year (or within thirty (30) days after the date the Plan is adopted or the Participant’s initial eligibility to participate in the Plan).

Each Eligible Employee may also elect to participate by delivering to the Committee a written or electronic notice, at such time and in such form as approved by the Committee, specifying the dollar amount or percentage of any Bonus Payment he elects to defer for the Plan Year, as a 401(k) Restoration Deferral or otherwise. An election to defer a Bonus Payment for a Plan Year shall be made prior to the commencement of such Plan Year (or within thirty (30) days after the date the Plan is adopted or the Participant’s initial eligibility to participate in the Plan) or, with respect to performance-based compensation based on services performed over a period of at least 12 months, no later than 6 months before the end of the period in a manner consistent with the requirements of Section 409A. The Committee may provide for different elections with respect to different types of Bonus Payments.

A Participant shall be required to submit a new election form on a timely basis to change the Participant’s election for a subsequent Plan Year. If no new election form is filed during the prescribed enrollment period, the Participant’s elections for the prior Plan Year shall continue in force for the next Plan Year.

Effective May 13, 2005, the Committee may provide that an Eligible Employee may elect to defer any special payments (“Special Payments”), such as a sign-on bonus, change in control payment or similar payments, the Eligible Employee may become entitled to receive; provided that such election shall be made prior to the time the Eligible Employee becomes entitled to receive such payment and in a manner consistent with the requirements of Section 409A. In such event, the Committee shall provide a separate deferral election and distribution election with respect to any deferrals of Special Payments. Deferrals of Special Payments shall be credited to a subaccount within the Eligible Employee’s Deferral Account. Deferrals of Special Payments shall not be eligible for any 401(k) Matching Contributions.

2.3	Amount of Deferral

             (a)           401(k) Restoration Deferral. Each Eligible Employee may make a 401(k) Restoration Deferral by electing to defer from 1 to 5% (or such lesser or greater percentage or amount as would be subject to a matching contribution under the United 401(k) Plan but for certain limitations applicable to the Participant under the United 401(k) Plan and assuming Bonus Payments were eligible for deferral and match under the United 401(k) Plan) of the Eligible Employee’s Base Salary and/or Bonus Payments; provided, that any election to defer Base Salary shall only apply to the extent such amount is not and cannot be deferred to the United 401(k) Plan. The Committee may set a minimum amount of deferrals for a Plan Year and/or for any payroll period.

             (b)           Additional Deferrals. In addition to and/or in lieu of the 401(k) Restoration Deferrals, each Eligible Employee may elect to defer an amount not to exceed: (a) 75% of Base Salary for a Plan Year (or part of a Plan Year), and (b) 100% of Bonus Payments. An Eligible Employee shall not be permitted to reduce his compensation below the amount necessary to make required or elected contributions to employee benefit plans, required federal, state and local tax withholdings, and any other withholdings deemed necessary by the Committee or required by law. The Committee may also set a minimum amount of deferrals for a Plan Year and/or for any payroll period.

2.4	Employer Contribution

             (a)           401(k) Matching Contribution. The Employer Contribution Account of each Participant who has elected to make a 401(k) Restoration Deferral of Base Salary and/or Bonus Payments shall, within 10 business days of the date such Base Salary and/or Bonus Payment would otherwise be paid, be credited with an amount determined by subtracting the amount described in (2) below from the amount described in (1) below:

(1)
The amount that the Employer would have contributed as a matching contribution for the Participant under the United 401(k) Plan for the pay period pursuant to the provisions of the United 401(k) Plan if the amount of Base Salary and Bonus Payments that the Participant elected to defer under this Plan was instead deferred under the United 401(k) Plan, subject to any limitation in the United 401(k) Plan that matching contributions 7 shall only be made with respect to the first stated percentage of a Participant’s compensation, but without regard to the other limitations of the United 401(k) Plan and of the Code or ERISA, and including all Base Salary and Bonus Payments as compensation eligible for a matching contribution.

(2) The amount actually contributed by the Employer as a matching contribution for the Participant under the United 401(k) Plan for such pay period.

             (b)           Discretionary Contribution. During a Plan Year, the Committee may, in its sole discretion, credit to an Eligible Employee’s Employer Contribution Account an amount determined in the discretion of the Committee that may be a percentage of the Eligible Employee’s Base Salary, a dollar amount, or some other amount. The Employer Contribution for a Plan Year may differ among Eligible Employees and may be made for some Eligible Employees but not others. The Employer Contribution shall be credited to the Employer Contribution Account for the Eligible Employee.

2.5	Withholding

          The amount of Base Salary or Bonus Payments that an Eligible Employee elects to defer under Section 2.2 shall be withheld from his Base Salary or Bonus Payments in accordance with such rules and procedures as the Committee shall establish.

2.6	Deferral of Restricted Stock Units (RSUs)

             (a)           Eligibility. Effective April 26, 2006, the Committee may determine which Eligible Employees are eligible to elect to defer receipt of Company Stock resulting from awards of RSUs under the Stock Option Plan. The Committee may make such determination by establishing a minimum compensation level or job title for participation or by the use of such other criteria as the Committee deems appropriate from time to time.

             (b)           Deferral Election. An Eligible Employee may make an election to defer the receipt of Company Stock resulting from awards of RSUs by completing an election form at such time or times as may be established by the Committee; provided that, unless otherwise permitted by applicable law, the election shall be made (i) within thirty (30) days of the date of grant of such RSUs (provided that any RSUs do not vest within 12 months of the date of such election), or (ii) at least 12 months prior to the Vesting Date for the RSUs being deferred. On the Vesting Date for the RSUs, the Participant’s RSU Account will be credited with a number of share units equal to the number of shares subject to the RSUs with respect to which the deferral election was made. The deferral election under this Section 2.6(b) shall be made on such form and in such manner as may be provided by the Committee. The deferrals credited to the Participant’s RSU Account pursuant to this Section 2.6(b) shall also be credited with any dividend equivalents on the shares of Company Stock credited to the RSU Account, provided that such dividend equivalents shall not be deemed to be invested in shares of Company Stock unless otherwise determined by the Committee.

             (c)            Payment of RSU Account. At the time the Eligible Employee elects to make the deferrals under Section 2.6(b), the Eligible Employee shall also elect, on such form as approved by the Committee, the time and manner of payment of such RSU Account upon his Retirement or Disability, any scheduled payments during employment, payments upon death and such other matters as determined by the Committee. The payment elections under this Section 2.6(c) shall be made in accordance with the provisions of Article VII. The Eligible Employee’s rights to change his payment election shall be determined in accordance with Article VII. The form of payment of the RSU Account pursuant to Section 2.6(c) shall be shares of Company Stock (except, as determined by the Committee, with respect to any dividend equivalents credited to the account).

(d) Definitions. The following definitions shall apply for purposes of this Section 2.6 and the Plan:

(1)	“Restricted Stock Units Or RSUs” means an award under the Stock Option Plan of the right to receive shares of Company Stock on a Vesting Date.

(2)	“RSU Account” means the account to which the Eligible Employee’s deferrals of shares of Company Stock subject to RSUs are credited pursuant to Section 2.6(b).

(3)	“Stock Option Plan” means the United Community Banks, Inc. 2000 Key Employee Stock Option Plan, as it may be amended from time to time.

(4)	“Vesting Date” means the date or dates on which the RSUs vest and on which the Eligible Employee will have the right to receive shares of Company Stock.

ARTICLE III
DIRECTOR PARTICIPATION AND DEFERRALS

3.1	Director’s Election to Participate

Each Director may elect to participate for the Plan Year, or part of a Plan Year for which he is eligible, by delivering to the Committee a written notice, at such time and in such form as approved by the Committee, electing to participate and specifying the dollar amount or percentage of his Director’s Fees he elects to defer for such Plan Year (or part of a Plan Year), which may include separate elections with respect to meeting fees, advisory fees, and retainer fees. An election to defer Director’s Fees for a Plan Year shall be made prior to the commencement of the Plan Year (or within thirty (30) days after the date the Plan is adopted or the Participant’s initial eligibility to participate in the Plan), unless the Committee in its discretion permits an extension of the election period. Increases or decreases in the amount of Director’s Fees a Director elects to defer shall not 9 be permitted during the Plan Year. The Director shall be required to submit a new election form to change the Director’s election for a subsequent Plan Year. If no new election form is filed during the prescribed enrollment period, the Director’s election for the prior Plan Year shall continue in force for the next Plan Year.

3.2	Amount of Deferral

Each Director may elect to defer an amount up to 100% of his Director’s Fees for a Plan Year; provided, a Director shall not be permitted to reduce his Director’s Fees below the amount necessary to make required or elected contributions to employee benefit plans, required federal, state and local tax withholdings, and any other withholdings deemed necessary by the Committee or required by law.

ARTICLE IV
DEFERRED COMPENSATION ACCOUNTS

4.1	Accounts

The Committee shall establish a Deferral Account and, if applicable, an Employer Contribution Account for each Eligible Employee for all periods during which such Eligible Employee is a Participant in the Plan. The Committees shall also establish a Deferral Account for each Director for all periods during which such Director is a Participant in the Plan.

4.2	Deferral Account

Each Participant’s Deferral Account shall be credited with an amount equal to all of the Participant’s Base Salary, Bonus Payments or Director’s Fees elected by the Participant to be deferred on or about the dates such amounts would, but for the election to defer, have been payable to the Participant (or as otherwise determined by the Committee), and shall be credited with earnings, gains or losses in accordance with Section 6.1.

4.3	Employer Contribution Account

Each Participant’s Employer Contribution Account shall be credited each Plan Year with an amount equal to the Employer Contribution for the Plan Year (including make-up 401(k) matching contributions and/or any discretionary contributions) and shall be credited with earnings, gains or losses in accordance with Section 6.1.

ARTICLE V
VESTING OF DEFERRAL ACCOUNT

A Participant shall be immediately 100% vested in all amounts credited to his Deferral Account.

5.1	Employer Contribution Account.

A Participant shall become vested in his Employer Contribution Account in accordance with the following vesting schedule or such other vesting schedule as may be determined by the Committee to apply to an Employer Contribution at the time such Employer Contribution is made to the Plan.

Years of Service	% of Account Vested
Less Than 1	0%
1 but less than 2	33%
2 but less than 3	66%
3 or more	100%

If the Participant terminates employment prior to becoming fully vested in his Employer Contribution Account, any unvested amount shall be immediately forfeited.

ARTICLE VI
EARNINGS; TRUST ARRANGEMENTS

6.1	Crediting of Earnings, Gains and Losses.

The Investment Options shall consist of such investment options as the Committee may, in its discretion, designate from time to time. Each Participant may select from time to time, in accordance with such rules as the Committee may establish, the Investment Options in which his Accounts will be deemed to be invested; provided, that the Committee may in its discretion make certain Investment Options available to only a limited group of Participants. Based on such selection, the Committee will credit an amount to Participants’ Accounts to reflect the amounts by which the Participants’ Accounts would have increased or decreased if they had been invested in the Investment Options selected by the Participant. The selection of Investment Options is to be used only for the purpose of valuing each Participant’s Accounts. The Company and the Committee are under no obligation to acquire or provide any of the Investment Options designated by a Participant, and any investments actually made by the Committee will be made solely in the name of the Company and will remain the property of the Company, subject to the terms of any Trust. If a Participant fails to direct the deemed investment of 100% of his Accounts, any undirected amount shall be deemed to be invested in such fixed income Investment Option as shall be designated by the Committee.

The Employer shall pay all taxes required to be paid in connection with the deemed investment experience of Participants’ Accounts prior to the distribution of a Participant’s Account. The Committee shall periodically provide the Participant with a statement of his Accounts, in such reasonable detail as the Committee shall deem appropriate, showing the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions from his Accounts since the prior statement.

The Investment Options are used solely for the purpose of determining the deemed earnings, gains and losses to be credited to a Participant’s Accounts and no actual investment in the Investment Options shall be required. The Participant has no rights to any particular asset of the Employer or the Employer.

6.2	Trust

The Company may establish a trust fund with regard to the Accounts hereunder, which is designed to be a grantor trust under Code Section 671. It is the intention of the Company that any trust established for this purpose shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of highly compensated management employees for purposes of Title I of ERISA. The Employer may make payment of benefits directly to Participants or their Beneficiaries as they become due under the terms of the Plan. In addition, if the principal of any trust established for this purpose, and any earnings thereon, is not sufficient to make payments of benefits in accordance with the terms of the Plan, the Employer shall make the balance of each such payment as it falls due.

With respect to any benefits payable under the Plan, the Participants (and their Beneficiaries) shall have the same status as general unsecured creditors of the Company, and the Plan shall constitute a mere unsecured promise by the Company to make benefit payments in the future.

ARTICLE VII
PAYMENT OF ACCOUNTS

7.1	Time and Method of Payment

              (a)          Retirement or Disability. At the time an Eligible Employee or Director elects to participate in the Plan and to defer Base Salary, Bonus Payments or Director’s Fees, he shall also elect, in such form as approved by the Committee, the method for the payment of such deferrals (and any related matching or employer contributions) upon his Retirement or Disability. The Participant may make a separate payment election each Plan Year with respect to deferrals (and any related matching or employer contributions) made for such Plan Year and the Committee may provide for separate payment elections for Base Salary, Bonus Payments and/or Director fees’ deferrals. If the Participant does not make an election for any Plan Year, the most recent previous election of the Participant shall apply, and if no valid election has been made by the Participant, he shall be deemed to have elected a lump sum. Upon Retirement or Disability, a Participant’s vested Account balance (or applicable portions of the Account) may be payable in one or more of the following methods, as elected with respect to the deferrals (and any related matching or employer contributions) for each Plan Year:

(i)	A lump sum payment; or

(ii)
Annual installment payments over a period of 5, 10, or 15 years, with each installment equal to the unpaid balance of the Account (or the portion of the Account to which the election applies) as of the preceding December 31st divided by the number of remaining payments.

Except with respect to Key Employees as provided in Section 7.1(g), lump sum payments and the first annual installment payment shall be made on or before the January 31st of the calendar year following the calendar year in which the Participant’s Retirement or Disability occurs. Second and subsequent installment payments shall be payable each year on or before January 31st of such year.

The Committee (or its designee) may establish from time to time, consistent with the requirements of Section 409A, limitations on the Participant’s ability to select the time and method of payment of his Account based upon the amount in the Participant’s Account. For example, unless and until changed by the Committee (or its designee), if the Participant’s aggregate Account has a total vested balance of less than $50,000 at the time of Retirement or Disability, the Account shall be paid in a lump sum regardless of an election by the Participant to be paid in installments. For purposes of this Article VII, the Committee may, if required by liquidity limitations resulting from a financial investment used to support an Investment Option (but only to such extent), establish limits on the timing and manner of payouts otherwise provided for under this Article VII for amounts attributable to such Investment Option.

              (b)          Scheduled Withdrawals During Employment. In addition to the election with respect to the time and method of payment upon Retirement as specified in Section 7.1(a), a Participant may elect, at the time he makes his deferral election each year, in such manner as approved by the Committee, to receive payment of such deferrals in, or commencing in, January of a specified year(which year must be at least 2 years after the end of the Plan Year during which the deferral is made) during his term of employment or during his service as a Director, pursuant to one of the following payment methods:

(1)	A lump sum payment; or

(2)
Annual installment payments over a period of 2, 3, 4 or 5 years with each installment equal to the unpaid balance (or designated portion) of such vested Account as of the preceding December 31st divided by the number of remaining payments.

If a Participant incurs a Disability or terminates employment under subsection (d) below or due to Retirement prior to the payment date in (b)(1), or the completion of the installment payments in (b)(2), the provisions of subsection (a) above (and if applicable, subsection (g) below) relating to payments after Disability or Retirement or subsection (d) below shall control with respect to the payment of (or payment of all remaining amounts of) the vested portion of the Participant’s Account.

              (c)          Termination for Cause or Violation of Restrictive Covenants. Upon a Participant’s Termination of Employment by the Employer for Cause or if the Participant violates the Restrictive Covenants set forth in Subsection (i) below, the Participant’s Employer Contribution Account (whether or not otherwise vested), or any remaining payments due from such Employer Contribution Account, shall be immediately forfeited. Except as provided in Section 7.1(g), any vested amount in the Participant’s Deferral Account shall be distributed to the Participant in a single, lump sum as soon as administratively feasible following the Participant’s Termination of Employment for Cause or violation of the Restrictive Covenants (regardless of whether the Participant is eligible for Retirement).

              (d)          Other Termination of Employment. Except as provided in Section 7.1(g) below, upon a Participant’s Termination of Employment or Termination of Service other than due to death, Disability, Retirement or for Cause or violation of a Restrictive Covenant, the Participant’s entire vested Account balance shall be distributed to the Participant in a single, lump sum as soon as administratively feasible following the Participant’s Termination of Employment or Termination of Service.

              (e)          Death. Upon the death of the Participant while actively employed, the Participant’s Account shall become 100% vested and shall be payable to the Participant’s Beneficiary in a lump sum in January of the year following the year in which the Participant died; provided, however, the Participant may elect in advance, at such time and in such manner as determined by the Committee, that the Participant’s Account will be paid to his Beneficiary (i) in annual installments over a period of 5, 10, or 15 years, with the first installment paid in January of the calendar year following the calendar year in which the Participant died, or (ii) if the Participant has terminated employment eligible for Retirement and is receiving payments, in the same manner as it was being paid to the Participant at his date of death.

             (f)            Unforeseeable Emergency. Upon the occurrence of an “unforeseeable emergency”, as defined in Code Section 409A and the regulations thereunder, the Participant may receive a lump sum distribution of such amounts as are necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Committee or its designee shall determine the existence of an unforeseeable emergency and the maximum amount of any distribution in accordance with the requirements of Code Section 409A and the regulations and other guidance thereunder. Any distribution on account of an unforeseeable emergency shall be payable in a lump sum as soon as administratively practical following approval by the Committee or its designee and shall be payable only from the vested portion of the Participant’s Account. The Committee or its designee may prescribe that a Participant who receives a distribution on account of an unforeseeable emergency may not make additional deferrals of Base Salary or Director’s Fees for the remainder of the Plan Year or some other time period.

             (g)           Special Rule for Key Employees. Notwithstanding any other provision of this Plan, if the Participant is or could likely be considered a Key Employee (as determined by the Committee or its designee in accordance with procedures established by the Committee that are consistent with Section 409A and the regulations and rulings thereunder), distributions to such Participant shall not be made before the date which is 6 months after the date of the Participant’s Termination of Employment (or, if earlier, the date of death of the Participant), and any distribution that would otherwise be payable before the 6-month anniversary shall be delayed and shall be paid within 30 days following such 6-month anniversary.

             (h)           Form of Payment. All payments from the Plan shall be made in cash, provided that the Committee may require that amounts deemed to be invested in Company Stock or other Company Securities shall be paid in shares of Company Stock or other Company Securities.

(i)	Restrictive Covenants.

(1)
If, during his employment with the Company or at any time during the one (1) year period after the Date of Termination, the Participant violates the restrictive covenants (“Restrictive Covenants”) set forth in subsection (2) below, then the forfeiture provisions of subsection (c) above shall apply.

	(2)	The Participant shall not directly or indirectly, individually, or on behalf of any Person other than the Company or an Affiliate:

		(i)	solicit any Customers for the purpose of providing services identical to or reasonably substitutable for the Company’s Business;

(ii)
solicit or induce, or in any manner attempt to solicit or induce, any Person employed by the Company to leave such employment, whether or not such employment is pursuant to a written contract with the Company or any Affiliate or is at will;

		(iii)	engage in any Restricted Activities within the Territory or from a business location servicing any part of the Territory;

		(iv)	manage any personnel engaging in any Restricted Activities within the Territory; or

(v)
knowingly or intentionally damage or destroy the goodwill and esteem of the Company, any Affiliate, the Company’s Business or the Company’s or any Affiliate’s suppliers, employees, patrons, customers , and others who may at any time have or have had relations with the Company or any Subsidiary.

The Participant further agrees that he or she will not, except as necessary to carry out his duties as an employee of the Company, disclose or use Confidential Information. The Participant further agrees that, upon termination or expiration of employment with the Company for any reason whatsoever or at any time, the Participant will upon request by the Company deliver promptly to the Company all materials (including electronically-stored materials), documents, plans, records, notes, or other papers, and any copies in the Participant’s possession or control, relating in any way to the Company’s Business, which at all times shall be the property of the Company.

(3)	For purposes of this subsection (i), the following terms shall have the meanings specified below:

	(i)	“Company’s Business” means the business of operating a commercial or retail bank, savings association, mutual thrift, credit union, trust company, securities brokerage or insurance agency.

(ii)
“Confidential Information” means information, without regard to form, relating to the Company’s or any Affiliate’s customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data (including personnel data), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company or any Affiliate by third parties that the Company or any Affiliate is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the Date of Termination.

(iii)
“Customers” means all Persons that (1) the Participant serviced or solicited on behalf of the Company or any Affiliate, (2) whose dealings with the Company or any Affiliate were coordinated or supervised, in whole or in part, by the Participant, or (3) about whom the Participant obtained Confidential Information, in each case during the term of this Agreement or while otherwise employed by the Company.

(iv)	“Date of Termination” means the date upon which the Participant’s employment with the Company ceases for any reason.

(v)	“Person” means any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

(vi)
“Restricted Activities” means serving as a director, officer, executive, manager, employee or business consultant for a commercial or retail bank, savings association, mutual thrift, credit union, trust company, securities brokerage or insurance agency.

(vii)	“Territory” means the Territory as defined in the Participant’s most recent Award Agreement under the Company’s 2000 Key Employee Stock Option Plan.

7.2	Changes in Election.

A Participant may request a change in his election as to the method of payment under Section 7.1(a) or as to the date or method of payment under Section 7.1(b) on such form as may be established by the Committee. A Participant may only change his election two times; provided, however, a Participant who has changed his election two times and who experiences a change in family circumstance (divorce, marriage, death of a spouse, or the birth or adoption of a child), may make a third change to his election as long as such change is otherwise consistent with the requirements of this provision and is made within 60 days of the date of the change in family circumstance; provided, further, that effective December 14, 2006, a Participant may change his election under Section 7.1(b) more than two times. To be effective, a request for a change must be made at least one year prior to the date the Participant’s distributions would otherwise commence. A Participant who requests a change as to the method of payment for Disability or Retirement or as to the date or method of payment with respect to payments during employment or service as a Director must request a new payment commencement date that is at least five (5) years after the date of commencement of payment previously elected by the Participant.

The Committee may, in its discretion offer Participants the opportunity to make new payment elections under Sections 7.1(a) and 7.1(b) in accordance with the transition rules under Section 409A and the regulations and rulings thereunder. Any such elections shall be made at such time and on such forms as may be provided by the Committee.

7.3	Direction of Payments.

Payment under this Article VII of amounts credited to a Participant’s Account shall be made to the Participant, provided that the Committee may, in its discretion and in  accordance with such procedures as may be established by the Committee, allow the Participant to direct (which direction may be required to be irrevocable) that the Plan make such payments directly to a trust, partnership or other legal entity established by, or for the benefit of, the Participant. Regardless of the entity to which a Participant’s Accounts are paid, the Participant shall remain liable for all income and other taxes with respect to such payments as provided in Section 10.4.

7.4	Consequences of a Change of Control.

Notwithstanding anything to the contrary contained in this Plan, upon the occurrence of a Change of Control, each Participant’s Account shall become fully vested but shall remain subject to the Plan’s payment provisions and the Participant’s elections as to time and method of payment.

ARTICLE VIII
ADMINISTRATION

8.1	Committee

The general administration of the Plan and the responsibility for carrying out its provisions shall be placed in the Compensation Committee of the Company’s Board of Directors or such other committee as may be appointed from time to time by the Board of Directors to serve at the pleasure thereof (the “Committee”).

8.2	Duties and Binding Effect of Decisions

The Committee shall have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and procedures for the administration of this Plan, (ii) select the Investment Options, (iii) decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan or the benefits payable under the Plan, and (iv) maintain all records that may be necessary for the administration of the Plan. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules, regulations and procedures promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.3	Committee Action

Any act which the Plan authorizes or requires the Committee to do may be done by a majority of its members. The action of such majority, expressed from time to time by a vote at a meeting (a) in person, (b) by telephone or other means by which all members may hear one another or (c) in writing without a meeting, shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.

8.4	Delegation

The members of the Committee may authorize one or more of its members or any other person or persons to execute and deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do. Without limiting the generality of the foregoing, until the Committee determines otherwise, the Chief Executive Officer of the Company (or his designee) shall be responsible for the execution of the routine administration of the Plan.

8.5	Services

The Committee may employ or retain agents to perform such clerical, accounting, legal, consulting, trust, trustee and other services as may be necessary or desirable to carry out the provisions of the Plan.

8.6	Indemnification

The Company shall indemnify and save harmless each member of the Committee against all expenses and liabilities, including reasonable legal fees and expenses, arising out of membership on the Committee or any actions taken as a member of the Committee, excepting only expenses and liabilities arising from his own gross negligence or willful misconduct, as determined by the Board of Directors.

8.7	Claims Procedure

             (a)           A Participant or his duly authorized representative (the “claimant”) may make a claim for benefits under the Plan by filing a written claim with the Committee. Determinations of each such claim shall be made as described below; provided, however, that the claimant and the Committee may agree to extended periods of time for making determinations beyond those periods described below.

             (b)           The Committee will notify a claimant of its decision regarding his claim within a reasonable period of time, but not later than 90 days following the date on which the claim is filed, unless special circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Committee expects to make the final decision. In no event will the Committee be given an extension for processing the claim beyond 180 days after the date on which the claim is first filed with the Committee unless otherwise agreed in writing by the claimant and the Committee.

             (c)           If a claim is denied, the Committee will notify the claimant of its decision in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following information:

(1) the specific reason(s) for the denial;

(2)	a specific reference to the Plan provision(s) on which the denial is based;

(3)	a description of additional information necessary for the claimant to perfect his claim, if any, and an explanation of why such material is necessary; and

(4)
an explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.

             (d)           The claimant shall have 60 days following receipt of the notice of denial to file a written request with the Committee for a review of the denied claim. The decision by the Committee with respect to the review must be given within 60 days after receipt of the request, unless special circumstances require an extension and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 60-day period and the date by which the Committee expects to make the final decision. In no event will the decision be delayed beyond 120 days after receipt of the request for review unless otherwise agreed in writing by the claimant and the Committee.

(e) Every claimant will be provided a reasonable opportunity for a full and fair review of an adverse determination. A full and fair review means the following:

(1)
the claimant will be given the opportunity to submit written comments, documents, records, etc. with regard to the claim for benefits, and the review will actually take into account all information submitted by the claimant, regardless of whether it was reviewed as part of the initial determination; and

(2)	the claimant will be provided, upon request and free of charge, with copies of all documents and information relevant to the claim for benefits.

             (f)            The Committee will notify the claimant of its decision regarding an appeal of a denied claim in writing. The decision will be written in a manner calculated to be understood by the claimant, and will include:

(1)	the specific reason(s) for the denial and adverse determination;

(2)	a reference to the specific Plan provisions on which the denial is based;

(3)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and

(4)	a statement regarding the claimant’s right to bring a civil action under ERISA.

             (g)           If the Committee fails to follow these procedures consistent with the requirements of ERISA with respect to any claim, the claimant will be deemed to have exhausted all administrative remedies under the Plan and will have the right to bring a civil action under section 502(a) of ERISA.

             (h)           The Committee shall interpret this Section 8.7 such that the claims procedures applicable under the Plan conform to the claims review requirements of Part 5, Title I, of ERISA.

ARTICLE IX
AMENDMENT AND TERMINATION

9.1
Amendment. The Company, by action of the Board of Directors or the Compensation Committee of the Board of Directors, may at any time or from time to time modify or amend any or all of the provisions of the Plan, or stop future deferrals to the Plan, provided that no such amendment shall reduce a Participant’s Account balance or change existing elections with respect to the time and method of payment of a Participant’s Account.

9.2
Termination of Plan. The Company expects to continue this Plan, but does not obligate itself to do so. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan shall be binding on all Participants and Employers, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated, the Participants’ Accounts shall become fully vested, and subject to Section 7.1(g), amounts credited to Participants’ Accounts shall be paid in a lump sum, provided that (A) the Company terminates at the same time any other arrangement that is subject to Section 409A and that would be aggregated with the Plan under Section 409A; (B) the Company does not adopt any other arrangement that would be aggregated with the Plan under Section 409A for three years; (C) the payments upon such termination shall not commence until 12 months after the date of termination and all such payments must be completed within 24 months after the date of termination; and (D) such other requirements as may be imposed by Section 409A are satisfied.

ARTICLE X
GENERAL PROVISIONS

10.1	Limitation on Participant’s Rights.

Participation in this Plan shall not give any Participant the right to be retained in the Employer’s employ, or any right or interest in this Plan or any assets of the Employer other than as herein provided. The Employer reserve the right to terminate the employment of any Participant at any time without any liability for any claim against the Employer under this Plan, except to the extent expressly provided herein.

10.2	Unsecured General Creditor.

Participants and their beneficiaries shall have no legal or equitable rights, interests or claims in any property or assets of the Company or an Employer. The Company’s or Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

10.3	Participation in Other Plans.

Nothing in this Plan shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Participant to participate in and be covered by any pension, profit sharing, group insurance, bonus or similar employee plans which an Employer may now or hereafter maintain.

10.4	Taxes.

If the whole or any part of any Participant’s Account shall become liable for the payment of any estate, inheritance, income, or other tax which the Employer shall be required to pay or withhold, the Employer shall have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant whose interests hereunder are so liable. The Employer shall provide notice to the Participant of any such withholding. Prior to making any payment, the Employer may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

10.5	Assignment, Pledge or Encumbrance.

Except as expressly provided in Section 7.3, the amounts credited to the Accounts of a Participant shall not be subject to assignment, alienation, pledge, transfer or other encumbrance of any kind, whether voluntary or involuntary, and any such purported assignment, alienation, pledge, transfer or other encumbrance shall be void and unenforceable against the Plan, the Trust, the Company or any Affiliate; further, the amounts credited to the Accounts shall not be liable for, or subject to, legal process, claims of creditors, tort claims, or attachment for the payment of any claim against any Participant or other person entitled to receive such amount; provided, that nothing herein shall prevent an assignment or other encumbrance in favor of the Employer to secure any indebtedness of any kind of the Participant to the Employer.

10.6	Minor or Incompetent.

If the Committee determines that any person to whom a payment is due hereunder is a minor or is incompetent by reason of a physical or mental disability, the Committee shall have the power to cause the payments becoming due to such person to be made to another 22 for the benefit of such minor or incompetent without responsibility of the Company or the Committee to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge of the Company and the Committee.

10.7	Beneficiary.

Each Participant may designate, on such form as may be provided by the Committee, any person(s), trusts, partnerships, foundations, or other legal entity(ies), including his estate, as his Beneficiary under the Plan. A Participant may revoke his designation of a Beneficiary or change his Beneficiary at any time prior to his death by executing a change of beneficiary form and delivering such form to the Committee. If no person or legal entity shall be properly designated by a Participant as his Beneficiary or if no designated Beneficiary survives him, his Beneficiary shall be his estate.

10.8	Binding Provisions

The provisions of this Plan shall be binding upon each Participant as a consequence of his election to participate in the Plan, and his heirs, executors, administrators, and assigns. This Plan shall be binding upon, and enforceable against, the Company and any successor(s) (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to substantially all of the business or assets of the Company.

10.9	Notices.

Any election made or notice given by a Participant pursuant to the Plan shall be in writing to the Committee or to such representative as may be designated by the Committee for such purpose, shall be on such form as may be specified by the Committee, and shall not be deemed to have been made or given until the date it is received by the Committee or its designated representative.

10.10	Alternative Action.

In the event it shall become impossible for the Company or the Committee to perform any act required by this Plan, the Company or Committee may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan.

10.11	Compliance with Code Section 409A.

The Plan is intended to satisfy the requirements of Code Section 409A and any regulations or guidance that may be adopted thereunder from time to time, including any transition relief available under applicable guidance related to Code Section 409A. The Plan may be amended or interpreted by the Committee as it determines necessary or appropriate in accordance with Code Section 409A and to avoid a plan failure under Code Section 409A(1).

10.12	Governing Law.

The Plan shall be governed by and construed in accordance with ERISA and the Code, and to the extent not preempted by such laws, in accordance with the laws of the State of Georgia, but not including the choice of law provisions thereof.

10.13	Headings.

Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

10.14	Pronouns.

The masculine pronoun shall be deemed to include the feminine wherever it appears in the Plan unless a different meaning is required by the context.

  IN WITNESS WHEREOF, the Company on December 31, 2008 has adopted the amended and restated Plan to be effective as of January 1, 2005, except where otherwise noted, and subject to the transition rules of Section 409A.

UNITED COMMUNITY BANKS, INC.

		By:	Jimmy C. Tallent
President and CEO

ATTEST:

By:	Lori McKay
Secretary